FUJIAN ZHONG DE TECHNOLOGY STOCK CO., LTD.
Balance Sheets
(Expressed in US Dollars)

		December 31,
	2005		2004
Assets
Current Assets
Cash (Note 2)	$3,175,128		$1,294,409
Accounts receivable	1,708,224		731,053
Allowance for doubtful accounts	(163,512)		(73,105)
Advances to related parties	14,875		14,516
Inventories (Note 2)	1,300,134		2,010,164

Total Current Assets	6,034,849		3,977,037
Property, plant and equipment, at cost,
less accumulated depreciation (Note 2)	2,824,026		2,914,474
Intangible assets - Net (Note 5)	1,981,130		1,303,949
Total Assets	$10,840,005		$8,195,460
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$672,853		$1,123,637
Short term bank loans	1,239,612		544,366
Corporate taxes payable	366,353		134,080
Loans from related parties	302,944		687,548
Dividends payable	-		741,628

Total Current Liabilities	2,581,762	3,231,259

Stockholders' Equity

Capital stock
Authorized and registered capital	5,612,485	3,629,105
Retained earnings	2,353,315	1,335,096
Cumulative foreign currency translation adjustments	292,443
Total stockholders' equity	8,258,243	4,964,201

Total Liabilities and Stockholders' Equity	$10,840,005	$8,195,460

FUJIAN ZHONG DE TECHNOLOGY STOCK CO., LTD.
Statements of Income
(Expressed in US Dollars)

	Year Ended December 31
	2005	2004

Revenue	$10,040,188	$6,589,909
Cost of Good Sold	(7,270,006)	(4,766,901)
Gross Profit	2,770,182	1,823,008
Gross Profit %	27.59%	27.66%
Government subsidy	43,500	61,836
	2,813,682	1,884,844
Selling expenses	390,259	319,993
General and Administration Costs
Advertising	-	3,273
Bad debts	90,407	73,105
Bank charges and interest	68,487	36,951
Depreciation - tangible assets	328,346	32,911
Depreciation - intangible assets	66,579	64,973
Foreign exchange loss	-	210
Insurance	1,818	12,659
Office expenses	42,424	28,954

Professional fees	3,400	7,410
Property tax	17,589	15,539
Repairs and maintenance	1,060	2,354
Salaries and benefits	87,512	79,720
Travel and promotion	17,698	15,911
	725,320	373,970
Total expenses	1,115,579	693,963
Net profit from operations before income taxes	1,698,103	1,190,881
Income taxes	(679,884)	(417,236)
Net profit for the year	$1,018,219	773,645

FUJIAN ZHONG DE TECHNOLOGY STOCK CO., LTD.
Statements of Retained Earnings (Deficit)
(Expressed in US Dollars)

	Year Ended December 31
	2005	2004

Net profit for the year	$1,018,219	$773,645

Dividends declared	-	(741,872)

Retained earnings, beginning of year	1,335,096	1,303,323

Retained earnings, end of year	$2,353,315	$1,335,096

FUJIAN ZHONG DE TECHNOLOGY STOCK CO., LTD.
Statements of Cash Flows
(Expressed in US Dollars)

	Year Ended December 31
	2005	2004
Operating activities
Net profit for the year	$1,018,219	$773,645
Items not requiring use of cash
Depreciation - tangible assets	328,346	32,911
Depreciation - intangible assets	66,579	64,973
Allowance for doubtful accounts	90,407	73,105
Cumulative currency translation adjustments	292,443	-
Changes in non-cash working capital items
Inventory	710,030	(438,421)
Accounts receivable	(977,171)	(146,213)
Advances to related parties	(359)	(14,516)
Corporation tax payable	232,273	61,673
Accounts payable	(450,784)	(142,803)
Net cash derived from operating activities	1,309,983	264,354
Financing activities
Capital stock issued for cash	1,983,380
Short term bank loans	695,246	-
Loans from related parties	(384,604)	687,548
Dividends payable	(741,628)	-
Net cash provided by financing activities	1,552,394	687,548
Investing activities

Fixed assets (purchased) disposed	(237,898)	68,798
Intangible assets	(743,760)	-
Net cash (used in) investing activities	(981,658)	68,798
Cash increase during the year	1,880,719	1,020,700

Cash, beginning of year	1,294,409	273,709

Cash, end of year	$3,175,128	$1,294,409